Exhibit 10.6

EXECUTION COPY

PUT/CALL AGREEMENT

DATED AS OF OCTOBER 11, 2005

By and Among

MINTO BUILDERS (FLORIDA), INC.,

INLAND AMERICAN REAL ESTATE TRUST, INC.,

MINTO HOLDINGS INC.

AND

HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK
AS LISTED ON SCHEDULE A HERETO

PUT/CALL AGREEMENT

This PUT/CALL AGREEMENT (this “Agreement”), dated as of October 11, 2005, is made and entered into by and among Minto Builders (Florida), Inc., a Florida corporation (the “Company”), Inland American Real Estate Trust, Inc., a Maryland corporation (“Inland”), Minto Holdings Inc., a Canadian corporation incorporated under the laws of Ontario (“Minto Holdings”), the holders of common stock, par value $1.00 per share (the “Common Stock”), of the Company listed on Schedule A hereto  (the “Common Stock Holders”) and the holders of 3.5% Series A redeemable preferred stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) listed on Schedule A hereto (the “Series A Holders”).

WHEREAS, the Company has entered into a Securities Purchase and Subscription Agreement, dated as of the date hereof (the “Purchase Agreement”), with Inland and the other parties named therein pursuant to which the Company has agreed to issue and sell, and Inland has agreed to purchase, for $1,276 per share, 920,000 shares of convertible special voting stock, par value $0.01 per share, of the Company (the “Voting Stock”) for an aggregate purchase price of $1,173,920,000 (the “Transaction”);

WHEREAS, prior to the Transaction, Minto (Delaware), LLC, a Delaware limited liability company, owns 23,000 shares of Common Stock and 207,000 shares of Series A Preferred Stock; and

WHEREAS, as a result of the Transaction, when fully subscribed, Inland will hold up to 80% of the voting securities and value of the Company.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings set forth in this Article I:

“Adjusted MB FFO” means the FFO of the Company for the most recently completed fiscal year calculated as if the Series A Preferred Stock is debt with an interest rate equal to Inland’s weighted average interest rate on fixed rate debt for its most recently completed fiscal year (i.e., treating the dividend on the Series A Preferred Stock as a deduction from FFO as if the dividend payment is an interest payment and treating the amount of the deemed interest payment as if it is paid at a rate equal to Inland’s weighted average interest rate on fixed rate debt rather than paid at a rate equal to 3.5%).

“Amended Charter” means the First Amended and Restated Articles of Incorporation of the Company which were filed with the Secretary of State of the State of Florida on October 7, 2005 and the Second Amended and Restated Articles of Incorporation of the Company which were filed with the Secretary of State of the State of Florida on October 11, 2005.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified and with respect to Inland, the term “Affiliate” shall include any member of the Inland Group.  For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Applicable Consideration” means (1) with respect to Series A Preferred Stock (treating for purposes of this definition, Minto Delaware Equity as the Series A Preferred Stock owned by Minto Delaware multiplied by the percentage of Minto Delaware Equity owned by the recipient of the Applicable Consideration), the Series A Liquidation Preference (apportioned pro rata based on relative number of shares of Series A Preferred Stock owned) and (2) with respect to Common Stock (treating for purposes of this definition, Minto Delaware Equity as the Common Stock owned by Minto Delaware multiplied by the percentage of Minto Delaware Equity owned by the recipient of the Applicable Consideration), the applicable consideration under Article II other than the Series A Liquidation Preference (apportioned pro rata based on relative number of shares of Common Stock owned).

“Arbitrated Claim” has the meaning specified in Section 3.14.

“Arbitration Answer” has the meaning specified in Section 3.14(c).

“Arbitration Claimants” has the meaning specified in Section 3.14(c).

“Arbitration Demand” has the meaning specified in Section 3.14(c).

“Arbitration Reply” has the meaning specified in Section 3.14(c).

“Arbitration Respondents” has the meaning specified in Section 3.14(c).

“Board” means the Board of Directors of the Company.

“Business Day” means each day other than a Saturday, a Sunday or any other day on which banking institutions in the State of Illinois or in the Province of Ontario are authorized or obligated by law or executive order to be closed.

“Capital Stock” means the Common Stock, Voting Stock, Series A Preferred Stock and Series C Preferred Stock.

“Charter” means the articles of incorporation of the Company as from time to time amended or modified, including, without limitation, the Amended Charter, the Series A Articles of Amendment, the Series B Articles of Amendment, the Series C Articles of Amendment and the Voting Shares Articles of Amendment.

“Closing” means the closing on the initial purchase of Voting Stock by Inland pursuant to the Purchase Agreement.

“Common Stock” has the meaning specified in the introductory paragraph to this Agreement.

“Common Stock Holders” has the meaning specified in the introductory paragraph to this Agreement.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Damages” means “any and all costs, losses, Taxes, liabilities, obligations, lawsuits, deficiencies, claims, demands, penalties, fines, and expenses, including, without limitation, reasonable attorneys’ fees, accountants’ fees, environmental engineer or consultant charges, fees and expenses arising from environmental investigation, remediation or other response action, costs and expenditures required or incurred to comply with consent decrees, administrative orders, injunctions and other judicial equitable relief, and all amounts paid in investigation, defense or settlement of any of the foregoing.

“E/D Purchase Right” has the meaning specified in Section 2.01(c) of this Agreement.

“Event of Default” means any violation by Inland, Inland Western or the Company of this Agreement, the Shareholders Agreement, Section 8 of the Series A Articles of Amendment, the Purchase Agreement and the Subscription Agreement and the expiration of any stated cure period, if any, for such violation.

“Exercise Notice” has the meaning specified in Section 2.01(e) of this Agreement.

“FFO” means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures in which the Company holds and interest.

“GAAP” means accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and other recognized principle-setting bodies as in effect as of the date of the relevant document, (b) applied on a basis consistent with prior periods, and (c) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to base an opinion as to financial statements in which such principles have been properly applied.

“Initial Purchase Right” has the meaning specified in Section 2.01(a) of this Agreement.

“Initial Stock” means the Common Stock and Series A Preferred Stock held by Minto Delaware as of the date hereof.

“Inland” has the meaning specified in the introductory paragraph to this Agreement.

“Inland Group” means The Inland Group, Inc., a Delaware corporation, and any direct or indirect wholly-owned subsidiary.

“Inland Stock” means the shares of common stock, par value $0.001 per share, of Inland.

“Listed” means the listing of capital securities on a national securities exchange or inclusion of such securities for quotation on the NASDAQ Stock Market.

“Majority Holder” means any Person that owns a majority in interest of the outstanding shares of Common Stock of the Company.

“MB Purchase Right” has the meaning specified in Section 2.01(d) of this Agreement.

“MD Common Stock Ratio” means a fraction, (x) the numerator of which is the total number of shares of Common Stock held by Minto Delaware or its assignee, and (y) the denominator which is the total number of shares of Common Stock outstanding.

“Minto Delaware” means Minto (Delaware), LLC, a Delaware limited liability company.

“Minto Delaware Equity” means all membership interests and other equity interests (including rights to acquire equity, such as warrants and options) of Minto Delaware.

“NAREIT” means the National Association of Real Estate Investment Trusts.

“NAREIT Multiple” means a fraction, (x) the numerator of which is the aggregate market capitalization of the MSCI US REIT Index, and (y) the denominator of which is the aggregate FFO of the MSCI US REIT Index.

“Partial Liquidation” has the meaning specified in Section 2.04 of this Agreement.

“Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, limited liability company, joint stock company, and any government, governmental department or agency or political subdivision thereof or any other entity.

“Purchase Agreement” has the meaning specified in the Recitals to the Agreement.

“Purchase Right” means an Initial Purchase Right, a Subsequent Purchase Right or an E/D Purchase Right.

“Series A Articles of Amendment” means the Articles of Amendment filed by the Company and accepted for record by the State of Florida Department of State designating the Series A Preferred Stock, substantially in the form of Exhibit A hereto.

“Series A Holders” has the meaning specified in the introductory paragraph to this Agreement.

“Series A Liquidation Preference” means the liquidation preference equal to $1,276 per share of Series A Preferred Stock plus accrued and unpaid dividends.

“Series A Preferred Stock” has the meaning specified in the introductory paragraph to this Agreement.

“Series B Articles of Amendment” means the Articles of Amendment filed by the Company and accepted for record by the State of Florida Department of State designating the Series B Preferred Stock, substantially in the form of Exhibit B attached to the Purchase Agreement.

“Series B Preferred Stock” means the Series B Redeemable Preferred Stock, $0.01 par value per share.

“Series C Articles of Amendment” means the Articles of Amendment filed by the Company and accepted for record by the State of Florida Department of State designating the Series C Preferred Stock, substantially in the form of Exhibit C attached to the Purchase Agreement.

“Series C Preferred Stock” means the Series C Junior Redeemable Preferred Stock, $0.01 par value per share.

“Shareholders Agreement” means the Shareholders Agreement, dated as of the date hereof, by and among the Company, Inland and the Series A Holders.

“Subscription Agreement” has the meaning specified in the Purchase Agreement.

“Subsequent Purchase Right” has the meaning specified in Section 2.01(b) of this Agreement.

“Supplemental Shareholders Agreement” means the Supplemental Shareholders Agreement, dated as of the date hereof, by and among the Inland and the Series A Holders.

“Transaction” has the meaning specified in the Recitals of this Agreement.

“Voting Stock” has the meaning specified in the Recitals this Agreement.

“Voting Stock Articles of Amendment” means the Articles of Amendment filed by the Company and accepted for record by the State of Florida Department of State designating the Voting Stock, substantially in the form of Exhibit C attached to the Purchase Agreement.

ARTICLE II

PUT/CALL RIGHTS

SECTION 2.01.                 Purchase Rights.

(a)                                  On or after the sixth anniversary of the Closing until the seventh anniversary of the Closing, Minto Holdings shall have an option to require Inland to purchase (the “Initial Purchase Right”), in whole, but not in part, one hundred percent (100%) of the Minto Delaware Equity for a price equal to (A) if the shares of Inland Stock are not Listed, on the earlier of (x) the date Inland purchases the Minto Delaware Equity or (y) 150 days after the date written notice of the Initial Purchase Right is given, the sum of (1) the Series A Liquidation Preference, payable in cash and (2) $29,348,000 or (B) if the shares of Inland Stock are Listed, on the earlier of (x) the date Inland purchases the Minto Delaware Equity or (y) 150 days after the date written notice of the Initial Purchase Right is given, the sum of (1) the Series A Liquidation Preference, payable in cash and (2) 2,934,800 shares of Inland Stock.  If Minto Holdings exercises the Initial Purchase Right at a time in which Minto Delaware does not own all of the Initial Stock or Minto Holdings does not own all of the Minto Delaware Equity, on exercise of the Initial Purchase Right, each owner of Initial Stock or Minto Delaware Equity, as applicable, exercising such right shall receive its Applicable Consideration rather than the consideration described above in this Section 2.01(a).  Each transferee of any portion of the Initial Stock or the Minto Delaware Equity shall be entitled to exercise the Initial Purchase Right and be entitled to receive its Applicable Consideration.

(b)                                 On or after the seventh anniversary of the Closing, Minto Holdings shall have an option to require Inland to purchase (the “Subsequent Purchase Right”), in whole, but not in part, one hundred percent (100%) of the Minto Delaware Equity for a price equal to (A) if the shares of Inland Stock are not Listed, on the earlier of (x) the date Inland purchases the Minto Delaware Equity or (y) 150 days after written notice of a Subsequent Purchase Right is given, the sum of (1) the Series A Liquidation Preference, payable in cash and (2) the fair market value of the Common Stock held by Minto Delaware on the date written notice of the Subsequent Purchase Right is given, determined pursuant to Section 2.02 hereof, payable in cash, or (B) if the shares of Inland Stock are Listed, on the earlier of (x) the date Inland purchases the Minto Delaware Equity or (y) 150 days after written notice of the Subsequent Purchase Right is given, the sum of (1) the Series A Liquidation Preference, payable in cash and (2) 2,934,800 shares of Inland Stock.  If Minto Holdings exercises the Subsequent Purchase Right at a time in which Minto Delaware  does not own all of the Initial Stock or Minto Holdings does not own all of the Minto Delaware Equity, on exercise of the Subsequent Purchase Right, each owner of Initial Stock or Minto Delaware Equity, as applicable, exercising such right shall receive its Applicable Consideration rather than the consideration described above in this Section 2.01(b).  Each transferee of any portion of the Initial Stock or the Minto Delaware Equity shall be entitled to exercise the Subsequent Purchase Right and be entitled to receive its Applicable Consideration.

(c)                                  On or after an Event of Default, Minto Holdings shall have an option to require Inland to Purchase (the “E/D Purchase Right”) in whole, but not in part, one hundred percent (100%) of the Minto Delaware Equity for a price equal to (A) if the shares of Inland Stock are not Listed, on the earlier of

(x) the date Inland purchases the Minto Delaware Equity or (y) 15 days after the date written notice of the E/D Purchase Right is given, the sum of (1) the Series A Liquidation Preference, payable in cash and (2) $29,348,000 or (B) if the shares of Inland Stock are Listed, on the earlier of (x) the date Inland purchases the Minto Delaware Equity or (y) 15 days after the date written notice of the E/D Purchase Right is given, the sum of (1) the Series A Liquidation Preference, payable in cash and (2) 2,934,800 shares of Inland Stock.  If Minto Holdings exercises the E/D Purchase Right at a time in which Minto Delaware does not own all of the Initial Stock or Minto Holdings does not own all of the Minto Delaware Equity, each owner of Initial Stock or Minto Delaware Equity, as applicable, shall receive its Applicable Consideration rather than the consideration described above in this Section 2.01(c).  Each transferee of any portion of the Initial Stock or the Minto Delaware Equity shall be entitled to exercise the E/D Purchase Right and be entitled to receive its Applicable Consideration.

(d)                                 On or after the tenth anniversary of the Closing, so long as the Company qualifies as a “domestically controlled REIT,” the Company shall have an option to purchase (the “MB Purchase Right”), in whole, but not in part, one hundred percent (100%) of the Minto Delaware Equity for a price equal to (A) if the shares of Inland Stock are not Listed on the date written notice of the MB Purchase Right is given, the sum of (1) the Series A Liquidation Preference, payable in cash and (2) the fair market value of the Common Stock held by Minto Delaware on the date written notice of the MB Purchase Right is given, determined pursuant to Section 2.02 hereof, payable in cash, or (B) if the shares of Inland Stock are Listed on the date written notice of the MB Purchase Right is given, the sum of (1) the Series A Liquidation Preference, payable in cash and (2) 2,934,800 shares of Inland Stock.  The MB Purchase Right is expressly assignable by the Company to the Majority Holder.  If Minto Delaware does not own all of the Initial Stock or Minto Holdings does not own all of the Minto Delaware Equity, on exercise of the MB Purchase Right, each owner of Initial Stock or Minto Delaware Equity, as applicable, shall receive its Applicable Consideration rather than the consideration described above in this Section 2.01(d).  Each transferee of any portion of the Initial Stock or the Minto Delaware Equity shall be subject to the MB Purchase Right and be entitled to receive its Applicable Consideration upon exercise of the MB Purchase Right by the Company (or the Majority Holder if the MB Purchase Right is assigned to the Majority Holder).

(e)                                  Any notice required to be given in connection with an exercise of a Purchase Right under Section 2.01(a), (b), (c) or (d) or Section 2.03 (an “Exercise Notice”) may be given prior to the applicable anniversary date.  For example, Minto Holdings may give an Exercise Notice to the Company exercising its Initial Purchase Right under Section 2.01(a) 150 days prior to the sixth anniversary of the Closing.

SECTION 2.02.                 Determination of Fair Market Value. In connection with any notice delivered pursuant to Section 2.01(b) or (d) or Section 2.03, the fair market value of Common Stock held by Minto Delaware shall be equal to the product of (x) the Adjusted MB FFO; (y) the NAREIT Multiple; and (z) the MD Common Stock Ratio.

SECTION 2.03.                 Rights of Minto Delaware.

(a)                                  Notwithstanding Sections 2.01(a), (b), (c), or (d) hereof, Minto Delaware and each transferee of any portion of the Initial Stock shall have the option at any time to (i) exchange its shares of Common Stock into 2,934,800 shares of Inland Stock (reduced pro rata to the extent Minto Delaware or such transferee does not own the number of shares of Common Stock that make up the Common Stock portion of the Initial Shares) or (ii) distribute its shares of Common Stock to the holders of Minto Delaware Equity.  Minto Delaware also shall have the right to sell Initial Stock pursuant to the terms of the Supplemental Shareholders Agreement.

(b)                                 If at any time either (A) (i) the Initial Stock is not owned 100% by the same person and (ii) one of these persons provides notice of the exercise of an applicable Purchase Right or (B) a holder of Series A Preferred Stock exercises the holder’s redemption right pursuant to Section 7 of the Series A Articles of Amendment (other than a redemption in part intended to maintain the Company’s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended), then all persons owning Initial Stock and Minto Delaware Equity shall be treated as providing notice of the exercise of an applicable Purchase Right (or, at the election of a holder of Series A Preferred Stock, the holder’s redemption right pursuant to Section 7 of the Series A Articles of Amendment (other than a redemption in part intended to maintain the Company’s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended)).  If at any time (i) the Initial Stock is not owned 100% by the same person and (ii) the Company (or the Majority Holder if the MB Purchase Right is assigned to the Majority Holder) exercises the MB Purchase Right, then all persons (other than Minto Delaware) owning any portion of the Initial Stock shall be required to sell their Initial Stock to the Company (or the Majority Holder, if applicable) and Minto Holdings (and any transferee of Minto Delaware Equity) shall be required to sell its Minto Delaware Equity (if applicable) at a price to each holder equal to the holder’s Applicable Consideration.  The Company shall be permitted explicitly (without obtaining any consents and as an exception to any covenant to the contrary) to sell properties and loan money to the Majority Holder as long as the sale and loan proceeds will be sufficient to, and used to, purchase 100% of the Minto Delaware Equity (and, if applicable, the Initial Stock owned by a transferee from Minto Delaware) pursuant to a Purchase Right or the MB Purchase Right.

SECTION 2.04.                 Payment Default.  If an Exercise Notice is delivered to Inland and the applicable purchase price is not paid by the 150th day thereafter (or by the 15th day thereafter if an applicable E/D Purchase Right is being exercised pursuant to Section 2.01(a)), then 15 days after written notice of non-payment is delivered to Inland or the Company, as applicable, the parties shall amend the Charter such that the dividend rate on the Series A Preferred Stock shall increase to an annual rate equal to the greater of (i) 8.0% or (ii) the prime rate as published by Citibank, N.A. plus 2.0%, with 25 basis points increases each quarter thereafter as long as the applicable purchase price remains unpaid.  Additionally, the Series A Holders shall have the right to cause the Company to liquidate a number of its properties necessary to satisfy Inland’s or the Company’s payment obligation, as applicable, relating to the applicable purchase price.  Written notice of exercise of either a Purchase Right or the MB Purchase Right may be sent at any time on or after the 150th day prior to the first day of exercise a Purchase Right or the MB Purchase Right, as applicable, provided, that if an Event of Default occurs, written notice of exercise of a Purchase Right may be given immediately.  In order to exercise the right to cause the Company to liquidate any of its properties (the “Partial Liquidation”), the Series A Holders shall deliver written notice to the Board setting forth the request for liquidation.  The Partial Liquidation needs to be effectuated within three months of receipt of such notice.

ARTICLE III

MISCELLANEOUS.

SECTION 3.01.                 Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

SECTION 3.02.                 Recapitalizations, Exchanges Affecting the Common Stock.  The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Voting Stock, Common Stock and Series A Preferred Stock, to any and all shares of Capital Stock or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Voting Stock, Common Stock or Series A Preferred

Stock, as the case may be, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.  Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

SECTION 3.03.                 Amendments.  This Agreement may be amended only by a written instrument signed by each of the parties hereto.

SECTION 3.04.                 Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

(a)	If to the Company, addressed to:

Minto Holdings (at the address below) and
the Purchaser (at the address below)

(b)	If to Minto Delaware, addressed to:

c/o Minto Communities, LLC
4400 West Sample Road
Coconut Creek, FL 33073-3450
Attention: President

(c)	If to Minto Holdings, addressed to:

Minto Holdings, Inc.
Suite 300
427 Laurier Avenue West
Ottawa, Ontario, Canada
KIR 7Y2
Attention: President

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Larry P. Medvinsky
Facsimile: (212) 878 8375

(d)	If to the Purchaser, addressed to:

Inland American Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Brenda G. Gujral

with a copy to:

The Inland Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Robert H. Baum

Shefsky & Froelich Ltd.
111 East Wacker Drive
Suite 2800
Chicago, Illinois 60601
Attention: Michael J. Choate, Esq.
Facsimile: (312) 275-7554

SECTION 3.05.                 Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF ILLINOIS (WITHOUT GIVING EFFECT TO ANY CONFLICTS OR CHOICE OF LAWS PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION).

SECTION 3.06.                 Section Headings.  The descriptive headings of sections and paragraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.07.                 Counterparts.  This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 3.08.                 Termination.  This Agreement (other than Sections 3.11, 3.12, 3.13 and 3.14) shall terminate upon the written consent of each of the parties hereto.

SECTION 3.09.                 Entire Agreement.  This Agreement and the other writings and agreements referred to herein or delivered pursuant hereto or contemporaneously herewith which form a part hereof contain the entire understanding of the parties hereto with respect to its subject matter.  This Agreement supersedes and renders null and void all prior agreements and understandings between the parties with respect to the subject matter hereof.

SECTION 3.10.                 Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 3.11.                 Specific Performance.  The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached.  It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

SECTION 3.12.                 Consent to Jurisdiction.  SUBJECT TO THE PROVISIONS OF SECTION 3.14, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

SECTION 3.13.                 Waiver of Right to Jury Trial.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 3.14.                 Arbitration.  All disputes under this Agreement among the parties to this Agreement which are not resolved within six (30) months of an Indemnified Party’s sending of a notice of claim with respect thereto (each an “Arbitrated Claim”), shall be resolved by binding arbitration, and each party hereto hereby waives any right it may otherwise have to such a resolution of any Arbitrated Claim by any means other than arbitration pursuant to this Section 3.14.  As a minimum set of rules in the arbitration, the parties agree as follows:

(a)                                  The place of the arbitration shall be Chicago, Illinois.  The arbitration must be held in the English language in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect on the date hereof, except as modified by this Agreement.

(b)                                 The arbitration will be held before a single arbitrator selected by (i) Inland and (ii) Minto Delaware and/or Minto Holdings, as applicable.  If the respective parties in interest cannot agree on an arbitrator within thirty (30) days of the delivery of an Arbitration Demand (as defined below), JAMS will appoint such arbitrator.  The arbitrator will be knowledgeable regarding commercial transactions similar in nature to the transactions contemplated by this Agreement.

(c)                                  Any party or parties initiating arbitration (the “Arbitration Claimants”) will give to the other party or parties (the “Arbitration Respondents”) notice of their intention to arbitrate (the “Arbitration Demand”).  The Arbitration Demand will contain a notice regarding the nature of the claim.  The Arbitration Respondents will file an answering statement (the “Arbitration Answer”) within thirty (30) days after the Arbitration Demand.  The Arbitration Answer will contain a statement setting forth in reasonable detail the Arbitration Respondents’ responses and defenses to the Arbitrated Claim.  If the Arbitration Respondents assert a counterclaim, (i) the Arbitration Respondents shall send it with the Arbitration Answer and such counterclaim must include a statement setting forth in reasonable detail the nature of the counterclaim, the amount involved, if any, and the remedy sought, and (ii) the Arbitration Claimants will file a reply statement (the “Arbitration Reply”) as soon as is reasonably practicable, but in no event later than thirty (30) days, after the counterclaim. The Arbitration Reply will contain a statement setting forth in reasonable detail the Arbitration Claimants’ responses and defenses to the counterclaim.

If no Arbitration Answer or Arbitration Reply is given within the stated time, the claim or the counterclaim will be assumed to be granted.  Failure to file an Arbitration Answer or Arbitration Reply will not operate to delay the arbitration.

(d)                                 Unless the parties to the arbitration agree otherwise, the arbitrator may order depositions only for good cause and each party to the Arbitrated Claim may make such document requests and other discovery (other than depositions) as permitted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect on the date hereof.

(e)                                  The arbitration hearings will be conducted over a period not to exceed thirty (30) days commencing as of the date of the first hearing.  The arbitrator shall make a final decision on the Arbitrated Claim within thirty (30) days of the final hearing.  The arbitrator may make such orders with regard to scheduling, allocation of hearing time, or otherwise as he or she deems appropriate to achieve compliance with these time limitations.  The parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.

(f)                                    The Arbitration Claimants, on the one hand, and the Arbitration Respondents, on the other, will, as an initial matter, equally bear the costs and fees of the arbitration, if applicable, but the arbitrator shall award such costs in inverse proportion as the Arbitration Claimants, on the one hand, and the Arbitration Respondents, on the other, may prevail on the matters resolved by the arbitrator (based on the variance of their respective proposed Arbitration Demand, Arbitration Answer and/or Arbitration Reply, as applicable, from the determination of the arbitrator), which proportionate allocations shall be determined by the arbitrator at the time the determination of the arbitrator is rendered on the merits of the matters submitted.

(g)                                 The arbitrator shall enter a written award specifying the basis for his or her decision, including findings of fact and conclusions of law, the basis for the Damages award and a breakdown of the Damages awarded, and the basis for any other remedy.  Any party dissatisfied with the award may invoke the JAMS Optional Arbitration Appeal Procedure (based on the rules therefor in effect at the time of this Agreement).  Such JAMS Optional Arbitration Appeal shall be limited to whether there are any erroneous conclusions of law, or any findings of fact not supported by substantial evidence.  The appellate arbitral panel may vacate, modify, correct, or affirm the award in whole or in any part.  The award (as modified, corrected, or affirmed by the appellate arbitral panel, or if no such JAMS appeal is taken, as originally rendered by the arbitrator) will be considered as a final and binding resolution of the disagreement.

(h)                                 Any arbitration proceeding will be conducted on a confidential basis, and any Confidential Information disclosed during any such proceeding will be kept confidential by the parties to such proceeding and by the arbitrator.

(i)                                     The arbitrator’s discretion to fashion remedies hereunder will be no broader or narrower than the legal and equitable remedies available to a court before which such Arbitrated Claim may have been brought but for this Section 3.14, unless the parties expressly state elsewhere in this Agreement that parties will be subject to broader or narrower legal and equitable remedies than would be available under the law governing this Agreement.

(j)                                     The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitrator.  The award will include interest from the date of the Arbitrated Claim until the award is fully paid, computed at the then-prevailing U.S. prime rate, plus five percent (5%).  Any additional costs, fees or expenses incurred in enforcing the arbitral award (or successfully resisting it) will be borne by the party against which enforcement is sought if such award is successfully enforced (or borne by the party seeking to enforce such award if the resisting party successfully resists its enforcement).  Any party may enforce an arbitral award in any court of competent jurisdiction.

SECTION 3.15.                 No Conflicting Agreement.  Neither the Company nor any other party hereto will, on or after the date of this Agreement, enter into any agreement with respect to the shares of Capital Stock beneficially owned or held of record by it which conflicts with the provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Put/Call Agreement as of the date first above written.

MINTO BUILDERS (FLORIDA), INC.

By:	/s/ J. Eric McKinney
Name: J. Eric McKinney
Title: Executive Vice President

By:	/s/ Peter Goring
Name: Peter Goring
Title: Executive Vice President

MINTO (DELAWARE), LLC

By:	/s/ J. Eric McKinney
Name: J. Eric McKinney
Title: Executive Vice President

By:	/s/ Peter Goring
Name: Peter Goring
Title: Executive Vice President

MINTO HOLDINGS INC.

By:	/s/ J. Eric McKinney
Name: J. Eric McKinney
Title: Executive Vice President

By:	/s/ Peter Goring
Name: Peter Goring
Title: Senior Vice President

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Brenda Gail Gujral
Name: Brenda Gail Gujral
Title: President

SCHEDULE A

Holders of Common Stock

Minto (Delaware), LLC

Holders of Series A Preferred Stock

Minto (Delaware), LLC